SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

TRANS WORLD ENTERTAINMENT CORPORATION
(Name of Issuer)

TRANS WORLD ENTERTAINMENT CORPORATION (Issuer)

(Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

Common Stock, $0.01 Par Value

(Title of Class of Securities)

89336 Q 10 0

(CUSIP Number of Class of Securities)

John Anderson
38 Corporate Circle
Albany, New York 12203
Telephone: (518) 452-1242

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:
William M. Hartnett, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Telephone: (212) 701-3000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$25,000,000	$3,410

*	Estimated solely for the purpose of determining the amount of the filing fee. Pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, this amount was calculated based upon the offer to purchase up to $25,000,000 in value.
**	The amount of filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, is calculated by multiplying the transaction valuation by 0.00013640.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form of Registration No.:	Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1
☒	issuer tender offer subject to Rule 13e-4
☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:                  ☐

SCHEDULE TO

This Tender Offer Statement on Schedule TO relates to the tender offer by Trans World Entertainment Corporation, a New York corporation (“Trans World” or the “Company”), to purchase up to $25,000,000 in value of shares of its common stock, $0.01 par value per share (the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price per share of not less than $4.50 and not more than $5.10 in cash, without interest and subject to any applicable withholding taxes. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 2013 (as amended or supplemented from time to time, the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(i), and in the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), a copy of which is filed herewith as Exhibit (a)(1)(ii), which together, as each may be amended or supplemented from time to time, constitute the “Tender Offer.” The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below.

Item 1. Summary Term Sheet.

Reference is made to the information set forth under “Summary Term Sheet” in the Offer to Purchase, which is incorporated herein by reference.

Item 2. Subject Company Information.

(a) The name of the issuer is Trans World Entertainment Corporation. The address and telephone number of Trans World Entertainment Corporation are set forth under Item 3.

(b) Reference is made to the information set forth under “Introduction” in the Offer to Purchase, which is incorporated herein by reference.

(c) Reference is made to the information set forth under Section 8 (“Price Range of Shares; Dividends”) in the Offer to Purchase, which is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) The Company is the filing person. The address of the Company’s principal executive office is 38 Corporate Circle, Albany, New York 12203. The telephone number of the Company is (518) 452-1242. The names of the Company’s directors and executive officers are as set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), which is incorporated herein by reference. The business address and business telephone number of the Company’s directors and executive officers is c/o Trans World Entertainment Corporation, 38 Corporate Circle, Albany, New York 12203, (518) 452-1242.

Item 4. Terms of the Transaction.

(a) Reference is made to the information set forth under the following headings in the Offer to Purchase, which is being incorporated herein by reference:

•	Summary Term Sheet;

•	Introduction;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 7 (“Conditions of the Tender Offer”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 13 (“Certain U.S. Federal Income Tax Consequences”); and

•	Section 14 (“Extension of the Tender Offer; Termination; Amendment”).

(b) Reference is made to the information set forth under “Introduction” and Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) Reference is made to the information set forth under “Summary Term Sheet” and Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to purchase, which is incorporated herein by reference.

(b) Reference is made to the information set forth under “Summary Term Sheet” and Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) in the Offer to Purchase, which is incorporated herein by reference.

(c) Reference is made to the information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”), Section 8 (“Price Range of Shares; Dividends”) and Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.

(b) Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.

(d) Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.

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Item 8. Interest in Securities of the Subject Company.

(a) Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

(b) Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.

Item 9. Persons/Assets, Retained, Employed, Compensated or Used.

(a) Reference is made to the information set forth under “Summary Term Sheet” and Section 15 (“Fees and Expenses”) in the Offer to Purchase, which is incorporated herein by reference.

Item 10. Financial Statements.

Not applicable. The consideration offered consists solely of cash. The tender offer is not subject to any financing condition, and the Company is a public reporting company under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, that files reports electronically on EDGAR.

Item 11. Additional Information.

(a) Reference is made to the information set forth under Section 10 (“Certain Information Concerning Us”), Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and under Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase, which is incorporated herein by reference.

(c) The Company will amend this Schedule TO to include documents that the Company may file with the Securities and Exchange Commission after the date of the Offer to Purchase pursuant to Section 13(a), 13(c) or 14 of the Exchange Act and prior to the expiration of the tender offer to the extent required by Rules 13e-4(d)(2) promulgated under the Exchange Act.

Item 12. Exhibits.

Exhibit No.	Description

(a)(1)(i)*	Offer to Purchase, dated July 1, 2013.

(a)(1)(ii)*	Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated July 1, 2013.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated July 1, 2013.

(a)(2)	None.

*	Filed herewith.

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(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press Release, dated July 1, 2013.

(a)(5)(ii)	Press Release, dated June 27, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s Tender Offer Statement on Schedule TO-C, filed on June 27, 2013).

(b)	Not applicable.

(d)(1)(i)	Lease, dated April 1, 1985, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant and Amendment thereto dated April 28, 1986 (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, No. 33-6449).

(d)(1)(ii)	Second Addendum, dated as of November 30, 1989, to Lease, dated April 1, 1985, among Robert J. Higgins, and Trans World Music Corporation, and Record Town, Inc., exercising five year renewal option (incorporated herein by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended February 3, 1990. Commission File No. 0-14818).

(d)(1)(iii)	Lease, dated November 1, 1989, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant (incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended February 2, 1991. Commission File No. 0-14818).

(d)(1)(iv)	Lease dated September 1, 1998, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant, for additional office space at 38 Corporate Circle (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998. Commission File No. 0-14818).

(d)(1)(v)	Trans World Music Corporation 1990 Stock Option Plan for Non-Employee Directors, as amended and restated (incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 19, 2000. Commission File No. 0-14818).

(d)(1)(vi)	Trans World Entertainment Corporation 1994 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994. Commission File No. 0-14818).

(d)(1)(vii)	Trans World Entertainment Corporation 1998 Stock Option Plan (incorporated herein by reference to Annex B to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818).

(d)(1)(viii)	Trans World Entertainment Corporation 1999 Stock Option Plan (incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818).

(d)(1)(ix)	Form of Indemnification Agreement dated May 1, 1995 between the Company and its officers and directors (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995. Commission File No. 0-14818).

(d)(1)(x)	Trans World Entertainment Corporation 2002 Stock Option Plan (incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 23, 2002. Commission File No. 0-14818).
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(d)(1)(xi)	Trans World Entertainment Corporation Supplemental Executive Retirement Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 16, 2012. Commission File No. 0-14818).

(d)(1)(xii)	Employment Agreement, dated as of December 26, 2008, between the Company and Robert J. Higgins (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 29, 2008. Commission File No. 0-14818).

(d)(1)(xiii)	Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 11, 2005. Commission File No. 0-14818).

(d)(1)(xiv)	Trans World Entertainment Corporation Executive Officers Bonus Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 20, 2009. Commission File No. 0-14818).

(g)	Not applicable.

(h)	Not applicable.

Item 13. Information Required by Schedule 13E-3.

Not applicable.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRANS WORLD ENTERTAINMENT CORPORATION

By:	/s/ John Anderson
Name: John Anderson
Title: Chief Financial Officer

Dated: July 1, 2013

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EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(i)*	Offer to Purchase, dated July 1, 2013.

(a)(1)(ii)*	Letter of Transmittal.

(a)(1)(iii)*	Notice of Guaranteed Delivery.

(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated July 1, 2013.

(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated July 1, 2013.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)*	Press Release, dated July 1, 2013.

(a)(5)(ii)	Press Release, dated June 27, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s Tender Offer Statement on Schedule TO-C, filed on June 27, 2013).

(b)	Not applicable.

(d)(1)(i)	Lease, dated April 1, 1985, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant and Amendment thereto dated April 28, 1986 (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, No. 33-6449).

(d)(1)(ii)	Second Addendum, dated as of November 30, 1989, to Lease, dated April 1, 1985, among Robert J. Higgins, and Trans World Music Corporation, and Record Town, Inc., exercising five year renewal option (incorporated herein by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended February 3, 1990. Commission File No. 0-14818).

(d)(1)(iii)	Lease, dated November 1, 1989, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant (incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended February 2, 1991. Commission File No. 0-14818).

(d)(1)(iv)	Lease dated September 1, 1998, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant, for additional office space at 38 Corporate Circle (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998. Commission File No. 0-14818).

(d)(1)(v)	Trans World Music Corporation 1990 Stock Option Plan for Non-Employee Directors, as amended and restated (incorporated herein by reference to Annex A to Trans World’s Definitive

*	Filed herewith.

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Proxy Statement on Form 14A filed as of May 19, 2000. Commission File No. 0-14818).

(d)(1)(vi)	Trans World Entertainment Corporation 1994 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994. Commission File No. 0-14818).

(d)(1)(vii)	Trans World Entertainment Corporation 1998 Stock Option Plan (incorporated herein by reference to Annex B to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818).

(d)(1)(viii)	Trans World Entertainment Corporation 1999 Stock Option Plan (incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818).

(d)(1)(ix)	Form of Indemnification Agreement dated May 1, 1995 between the Company and its officers and directors (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995. Commission File No. 0-14818).

(d)(1)(x)	Trans World Entertainment Corporation 2002 Stock Option Plan (incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 23, 2002. Commission File No. 0-14818).

(d)(1)(xi)	Trans World Entertainment Corporation Supplemental Executive Retirement Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 16, 2012. Commission File No. 0-14818).

(d)(1)(xii)	Employment Agreement, dated as of December 26, 2008, between the Company and Robert J. Higgins (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 29, 2008. Commission File No. 0-14818).

(d)(1)(xiii)	Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 11, 2005. Commission File No. 0-14818).

(d)(1)(xiv)	Trans World Entertainment Corporation Executive Officers Bonus Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 20, 2009. Commission File No. 0-14818).

(d)(1)(xiii)	Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 11, 2005. Commission File No. 0-14818).

(d)(1)(xiv)	Trans World Entertainment Corporation Executive Officers Bonus Plan (incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 20, 2009. Commission File No. 0-14818).

(g)	Not applicable.

(h)	Not applicable.
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